EXHIBIT 10.36

WALGREEN CO. PROFIT-SHARING RESTORATION PLAN

AMENDMENT NUMBER ONE

Effective January 1, 2008, the Walgreen Co. Profit-Sharing Restoration Plan (the “Plan”) is amended as follows:

1.	Subsections (a) – (c) of Section 3 of the Plan are amended in their entirety to read as follows:

“(a)	The employee is a participant in the Profit-Sharing Plan;

(b)	The employee is employed by the Company in Salary Grade 18 (or its equivalent) or above; and

(c)
Based on compensation level and any other relevant criteria determined from time to time by the Board of Directors of the Company or its delegates, the employee is eligible for one or more of the matching contributions described in Section 4.2(a) below.”

2.	Section 4.2(a) of the Plan is amended in its entirety to read as follows:

“Profit-Sharing Plan Matching Contributions.  The Company shall pay the amounts, if any, which would be contributed by the Company on the Participant’s behalf under the Profit-Sharing Plan for the plan year of the Profit-Sharing Plan, or portion thereof, which coincides with the Plan Year hereunder (as adjusted by Section 4.4) but which are not so contributed solely because of the annual compensation limit of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.  In addition, the Company shall pay such additional amounts as determined each year by resolution of the Company’s Board of Directors (or its delegate) to each Participant who (i) was employed by the Company and a participant in the Profit-Sharing Plan as of December 31, 2007, (ii) had actual Profit-Sharing earnings for 2007 in excess of $94,500, and (iii) otherwise qualifies for such payment based the criteria set forth in such resolution.

3.	The introductory paragraph to Section 4.2(b) of the Plan is amended in its entirety to read as follows:

“Payment for Insufficient Secular Trust Earnings.  If and to the extent that the Participant deposits amounts described in subsection 1.4(b) of the Walgreen Co. Senior Executives’ Master Trust, or such second similar trust as may be established (the “Secular Trust”) in such Secular Trust, the Company shall pay the Participant an additional amount equal to the difference (if a positive number) obtained by subtracting subsection (i) below from subsection (ii) below where such subsections equal the following amounts:”

4.	Section 4.2(c) of the Plan is amended in its entirety to read as follows:

“Payment for Tax Burden on Taxable Secular Trust Earnings.  If and to the extent that the Participant deposits amounts described in subsection 1.4(b) of the Secular Trust in such Secular Trust, the Company shall pay the Participant an additional tax gross-up amount which, net of tax liability on such gross-up amount, will result in the payment to the Participant of an amount equal to the Participant’s then current tax liability on the Participant’s allocable portion of the taxable earnings of the Secular Trust for the Plan Year.  For purposes of this subsection (c), the term tax liability shall mean federal, state, and local income tax liability and Medicare tax liability.”